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                          ACQUIRING PERSON STATEMENT

   This Acquiring Person Statement (this "Statement"), dated as of March 4, 2002, is being delivered to the principal executive offices of TRW Inc., an Ohio corporation (the "Company") at 1900 Richmond Road, Cleveland, Ohio 44124 on behalf of Northrop Grumman Corporation, a Delaware corporation (the "Acquiring Person")./(1)/ The Acquiring Person is delivering this Statement pursuant to Section 1701.831 of Title 17 of the Ohio Revised Code in connection with the Acquiring Person's exchange offer (the "Offer") for all outstanding shares of capital stock of the Company pursuant to the Offer to Exchange filed by the Acquiring Person as a part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 4, 2002 (as amended from time to time, the "Offer to Exchange"), a copy of which is attached as Exhibit A hereto and incorporated herein by this reference. The principal executive office of the Acquiring Person is 1840 Century Park East, Los Angeles, California 90067.

   The Acquiring Person currently owns, directly and indirectly, four shares of the outstanding capital stock of the Company. On the terms and subject to the conditions set forth in the Offer to Exchange and the related Letters of Transmittal, the Acquiring Person proposes to exchange shares of common stock of the Acquiring Person for up to 100% of the outstanding shares of the capital stock of the Company, which consists of Common Stock, $0.625 par value per share ("Common Shares"), Cumulative Serial Preference Stock II, $4.40 Convertible Series 1, no par value per share ("Series 1 Shares") and Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, no par value per share ("Series 3 Shares"). If consummated, the proposed transaction (the "Control Share Acquisition") would result in the acquisition of a majority or more of the voting power of the capital stock of the Company as described in Section 1701.01(Z)(1)(c) of Title 17 of the Ohio Revised Code.

   Based on the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as of November 2, 2001 there were 126,286,307 Common Shares issued and outstanding. Based on the Company's Definitive Proxy Statement relating to its 2001 Annual Meeting of Shareholders filed on March 21, 2001, as of February 9, 2001 there were 31,710 Series 1 Shares and 59,216 Series 3 Shares issued and outstanding. Pursuant to the Offer to Exchange, each Company shareholder may exchange (i) each Common Share for a number of shares of the Acquiring Person's common stock equal to $47.00 per Common Share divided by the average of the closing sale prices for a share of the Acquiring Person's common stock on the New York Stock Exchange as reported in the Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading day before the Acquiring Person completes the Offer; provided, however, that in no event will the number of shares of the Acquiring Person's common stock exchanged for each Common Share be more than .4563 ($47.00/$103) or less than .4159 ($47.00/$113) (such number, the "Exchange Rate"), (ii) each Series 1 Share for a number of shares of the Acquiring Person's common stock equal to the Exchange Rate multiplied by the then effective conversion rate for Series 1 Shares and (iii) each Series 3 Share for a number of shares of the Acquiring Person's common stock equal to the Exchange Rate multiplied by the then effective conversion rate for Series 3 Shares. As of March 13, 2001, the conversion rate for Series 1 Shares was 8.8 Common Shares for each Series 1 Share and the conversion rate for the Series 3 Shares was 7.448 Common Shares for each Series 3 Share, calculated as provided in the Company's Amended Articles of Incorporation.

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/(1)/ Notwithstanding the making and delivery of this Statement, the Acquiring
      Person reserves all rights to (i) challenge the constitutionality, validity and/or legality of all or any part of Section 1701.831 and related provisions of the Ohio Revised Code and the application of such provisions to the Acquiring Person's acquisition of capital stock of the Company or the Offer to Exchange (as defined herein) and/or (ii) seek an amendment to the Articles of Incorporation or Regulations of the Company to provide that Section 1701.831 and related provisions of the Ohio Revised Code do not apply to control share acquisitions of capital stock, including, but not limited to, pursuant to the Offer to Exchange.


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   The purpose of the Offer is for the Acquiring Person to acquire control of, and ultimately the entire equity interest in, the Company. Promptly after the completion of the Offer, and subject to the requirements of applicable law, the Acquiring Person intends to seek to have the Company complete a merger with the Acquiring Person or a wholly owned subsidiary of the Acquiring Person in which each outstanding share of capital stock of the Company (except for treasury shares of the Company and shares beneficially owned directly or indirectly by the Acquiring Person for its own account) would be converted into the right to receive shares of the Acquiring Person's common stock at the same Exchange Rate as used in the Offer to Exchange, subject to dissenters' rights available under Ohio law. For a more detailed description of the terms and conditions of the Control Share Acquisition, reference is made to the information set forth in the Offer to Exchange.

   The Acquiring Person hereby represents that, if consummated, the proposed Control Share Acquisition will not be contrary to applicable law and that the Acquiring Person has the financial capacity to fully consummate such proposed Control Share Acquisition upon the terms and subject to the conditions described herein and in the Offer to Exchange and the related Letters of Transmittal. The facts upon which the foregoing representations are based are set forth in the Offer to Exchange.

   IN WITNESS WHEREOF, Northrop Grumman Corporation has caused this Acquiring Person Statement to be executed by its duly authorized officer as of the date first set forth above.

                                 NORTHROP GRUMMAN CORPORATION

                                 By:         -----------------------------------
                                             Name:  W. Burks Terry, Esq.
                                             Title: Corporate Vice President and
                                             General Counsel

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